Exhibit 5.1

Our File No.	57562V-276576-Transaction Documents

September 21, 2020

Uranium Energy Corp.

500 North Shoreline Boulevard, Suite 800N

Corpus Christi, Texas 78401

Attention:	Mr. Amir Adnani, Chief Executive Officer

Dear Sirs:

Re:	Uranium Energy Corp.

We have acted as counsel to Uranium Energy Corp., a Nevada corporation (the “Company”), in connection with the offering (the “Offering”) for sale to H.C. Wainwright & Co., LLC, Haywood Securities Inc., TD Securities Inc., Eight Capital and Roth Capital Partners, LLC (together the “Underwriters”) of an aggregate of up to 12,500,000 units (the “Units”), and the public offering of the Units by the Underwriters.

Each Unit consists of (i) one share of common stock, $0.001 par value per share, (each, a “Share”), for an aggregate of up to 12,500,000 Shares, and (ii) one-half of one common stock purchase warrant (each whole warrant, a “Warrant”), for an aggregate of up to 6,250,000 Warrants. Each Warrant entitles the holder to purchase one share of common stock (each, a “Warrant Share”) at an exercise price of $1.80 per Warrant Share, and is exercisable starting from the date of issuance until any time prior to 5:00 pm (Vancouver time) on the date that is 24 months from the date of issuance.

Each Unit is being offered and sold in the Offering at a negotiated price of $1.20 per Unit. The Units are being offered and sold pursuant to an underwriting agreement, dated September 21, 2020, (the “Underwriting Agreement”) entered into between the Company and the Underwriters. Pursuant to the Underwriting Agreement, the Company has agreed to issue to the Underwriters or their designees, up to 583,333 common stock purchase warrants (the “Compensation Warrants”). Each Compensation Warrant entitles the holder thereof to purchase one share of common stock (each, a “Compensation Warrant Share”) at an exercise price of $1.80 per Compensation Warrant Share, and is exercisable starting from the date of issuance until any time prior to 5:00 pm (Vancouver time) on the date that is 24 months from the date of issuance.

The Units and the Compensation Warrants are being offered and sold pursuant to the registration statement on Form S-3 (file number 333-236571) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement was declared effective by the SEC on March 3, 2020.

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Participation

We have participated in the preparation of the following in connection with the Offering:

•	the Registration Statement,

•	the base prospectus filed with the SEC under Rule 424(b) of the Act on March 3, 2020 (the “Base Prospectus”),

•	the preliminary prospectus supplement filed with the SEC on September 21, 2020 (the “Preliminary Prospectus Supplement”) excluding any documents incorporated by reference therein,

•	the final prospectus supplement filed with the SEC on September 21, 2020 (the “Final Prospectus Supplement”, and together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) excluding any documents incorporated by reference therein,

•	the Underwriting Agreement, and

•	the certificates representing the Warrants issuable to the purchasers, and the certificates representing the Compensation Warrants issuable to the Underwriters or their designees (each, a “Warrant Certificate”).

The Base Prospectus and the Prospectus Supplement are together referred to herein as the “Prospectus”.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) in connection with the Offering. No opinion is expressed as to the contents of the Registration Statement or the Prospectus, other than the opinions expressly set forth herein relating to the Shares, the Warrants the Warrant Shares, the Compensation Warrants and the Compensation Warrant Shares.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed the following documents in addition to those documents referred to above:

•	the Company’s Articles of Incorporation as currently in effect (the “Articles of Incorporation”);

•	the Company’s Bylaws as currently in effect (the “Bylaws”);

•	a Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State dated September 21, 2020,

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•	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering, the Underwriting Agreement, and the form of Warrant Certificate, and

•	other documents as we have deemed relevant.

In addition, we have relied upon certificates of officers of the Company and of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

•	the Units and the Compensation Warrants will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus,

•	the Articles of Incorporation and the Bylaws of the Company in the form reviewed by us are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof,

•	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company,

•	each of the statements made and certified in each certificate of any officer of the Company delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

In addition, we have assumed:

•	the legal capacity of all natural persons,

•	genuineness of all signatures on documents examined by us,

•	the authenticity of all documents submitted to us as originals,

•	the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and

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•	that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

Limitations and Qualifications

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws, that, in our experience, are normally applicable to transactions such as the Offering. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

Opinion

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

•	the Shares and Warrants that comprise the Units, and the Compensation Warrants, have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance of the Shares, Warrants and Compensation Warrants in the manner contemplated by the Underwriting Agreement and the Prospectus, the Shares, Warrants and Compensation Warrants will be duly authorized, validly issued, fully paid and non-assessable; and

•	the Warrant Shares issuable upon exercise of the Warrants, and the Compensation Warrant Shares issuable upon exercise of the Compensation Warrants, have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance of the Warrant Shares pursuant to the exercise of the Warrants, and upon issuance of the Compensation Warrant Shares pursuant to the exercise of the Compensation Warrants, in each case in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares and the Compensation Warrant Shares), the Warrant Shares and the Compensation Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the Offering. We also hereby consent to the use of our name under the heading “Interests of Named Experts and Counsel” in the Base Prospectus and the Prospectus Supplement which form part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP